Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United PanAm Financial Corp. and Subsidiaries:

We consent to the incorporation by reference and inclusion in the Registration Statements on Form S-8 (SEC File Nos. 333-148145, 333-129613, 333-101151 and 333-67049) and on Form S-3 (SEC File Nos. 333-130195 and 333-128188) of United PanAm Financial Corp. of our report dated March 16, 2009, relating to the consolidated financial statements of United PanAm Financial Corp. and subsidiaries, and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of United PanAm Financial Corp. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Costa Mesa, California
March 16, 2009